Pricing Supplement dated March 4, 2005	      		Rule 424(b)(3)
(To Prospectus dated January 16, 2004  and        	File No. 333-111504
Prospectus Supplement dated January 16, 2004)


                     PACCAR FINANCIAL CORP.
            	Medium-Term Notes - Floating Rate
                        CUSIP# 69371RWW2


     We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

                      _  Citigroup Global Markets Inc.
                      _  Barclays Capital Inc.
                      _  BNP Paribas Securities Corp.
                      _  McDonald Investments Inc.
                      _  Wells Fargo Brokerage Services, LLC
		      x	 Other: RBC Capital Markets Corporation;
                      acting as x principal _ agents

at: x varying prices related to prevailing market prices at the time of resale. _ a fixed initial public offering price of __% of the Principal Amount.

Principal Amount:        Original Issue   March 17, 2005
$50,000,000              Date:

Agent's Discount         Maturity	  March 17, 2008
or Commission:  0.30%    Date:

Net Proceeds to          Interest    	  Quarterly on the 17th or
Company:  $49,850,000    Payment          next business day of March,
                         Date(s):         June, September and December via
                                          modified following business day
                                          convention, commencing June 17,2005

Calculation Agent:
Interest Calculation:
      x Regular Floating Rate Note      _ Floating Rate/Fixed Rate Note
      _ Inverse Floating Rate Note         Fixed Rate Commencement Date:
         Fixed Interest Rate:     	   Fixed Interest Rate:
      _  	Other Floating Rate Note (see attached)

Initial Interest Rate:  To be determined
Initial Interest Reset Date:  June 17, 2005
Interest Reset Date(s): Quarterly on the 17th or next business day of March, June, September and December via modified following business day convention.


Interest Rate Basis:
_ CD Rate         		_ Federal Funds Rate    _ Prime Rate
_ Commercial Paper Rate   	x LIBOR 		_ Treasury Rate
_ CMT Rate        		Designated LIBOR Page:  _ Other (see attached)
  _ CMT Telerate Page 7051          _ LIBOR Reuters Page
  _ CMT Telerate Page 7052          x LIBOR Telerate Page 3750
    If CMT Telerate Page 7052:  LIBOR Currency: USD
        _ Weekly Average
        _ Monthly Average

Index: 3 Month LIBOR
Spread (+/-):  -0.05%
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Day Count Convention:
     _ 30/360 for the period from       to       .
     x Actual/360 for the period from March 17, 2005 to March 17, 2008.
     _ Actual/Actual for the period from          to           .

Redemption:
     x The Notes may not be redeemed prior to the Maturity Date.
     _ The Notes may be redeemed at the option of the Company prior to
       	Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ___%
       Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
     _ The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:
     x The Notes may not be repaid prior to the Maturity Date.
     _ The Notes may be repaid prior to the Maturity Date at the option of
	the holder of the Notes.
       Optional Repayment Date(s):

Currency:
     Specified Currency:    USD (If other than U.S. dollars, see attached)
     Minimum Denominations: ____(Applicable only if Specified Currency is other
					  than U.S. dollars)
     Exchange Rate Agent: _____(Applicable only if Specified Currency is other
					  than U.S. dollars)

If Discount Note, check _
    Issue Price: ___%

Form:   x Book-Entry   _ Certificated

Other Provisions: